Exhibit 99.1

Mid-Con Energy Partners, LP Announces Fourth Quarter and Full Year 2017 Operating and Financial Results, 2017 Year End Proved Reserves, and 2018 Guidance

TULSA, February 28, 2018 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the fourth quarter and full year ended December 31, 2017.

“The transactions we have announced and closed over the last few months have secured long term financing, provided new properties for prospective growth, and created liquidity, to go along with our free cash flow, for additional acquisitions and development,” commented Jeff Olmstead, Chief Executive Officer. “The combination of the sale of the Southern Oklahoma properties, the Class B Convertible Preferred Equity raise, and the acquisition of new properties in Wyoming created additional liquidity under our borrowing base and extended the maturity of our revolving line of credit. As of today, we have $34.8 million in availability under our revolving line of credit, and free cash flow beyond planned capex and interest costs that can be used to continue to develop our existing assets and to proactively seek additional acquisitions. Our development in 2017 added over 4,000 barrels per day of new water injection that should yield production growth in the years to come. The addition of new assets in Wyoming provides new grass roots and waterflood optimization prospects with a larger potential scale than we have had in recent years. With oil prices appearing to stabilize in a higher range than we have seen in recent years, we are looking forward to 2018 being a year of growth opportunity for the Partnership.”

RECENT EVENTS AND FULL YEAR 2017 SUMMARY

•

Acquired multiple oil and natural gas properties located in Oklahoma County and Cleveland County, Oklahoma (“Wheatland Acquisition”) in June 2017 for cash consideration of approximately $4.1 million, after customary post-closing adjustments.

•

Completed $15.0 million private offering (the “Offering”) of Class B Convertible Preferred Units (“Class B Preferred Units”) on January 31, 2018, to investors led by John Goff. The Partnership used a portion of net proceeds from this Offering to acquire assets in the Powder River Basin (“PRB Acquisitions”) and used the remaining proceeds of approximately $7.2 million to pay down debt.

•

Closed the PRB Acquisitions for an aggregate purchase price of approximately $9.6 million, subject to customary post-closing adjustments.  These acquisitions were funded primarily by the Offering and the remainder from cash on hand.

•

During 2017, we reduced total debt outstanding by $23 million, or 18.9%, and in January 2018 the revolving credit facility maturity was extended by 2 years to November 2020.  Compliance Total Leverage, as calculated per our credit agreement, was approximately 3.54x as of December 31, 2017.

•	Total outstanding debt as of February 28, 2018 was $90.2 million.
•

Divested Southern Oklahoma properties on December 22, 2017, for cash proceeds of $22.0 million, subject to post-closing adjustments. Net proceeds were used to reduce borrowings outstanding under the revolving credit facility.

•	Average daily production was 3,510 Boe/d, a decrease of 13% year-over-year.
•	Lease operating expenses (“LOE”) of approximately $21.6 million, a decrease of 4.8% year-over-year.
•	Realized revenues, inclusive of cash settlements from matured derivatives and net premiums, were $54.5 million, a decrease of 19.5% year-over-year.

•	Full year net loss of $27.3 million compared to a net loss of $24.8 million in 2016.
•	Adjusted EBITDA, a non-GAAP measure, was $23.9 million, a decrease of 48% year-over-year, primarily due to lower cash settlements from matured derivatives.

The following table reflects selected unaudited operating and financial results for the fourth quarter and full year of 2017, compared to the fourth quarter and full year of 2016. Mid-Con Energy’s unaudited consolidated financial statements are included at the end of this press release.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2017	2016	2017	2016
Average net daily production (Boe/d)(1)	3,359	3,837	3,510	4,038
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$14,697	$16,412	$54,533	$67,741
Net loss	$(8,655)	$(3,311)	$(27,333)	$(24,814)
Adjusted EBITDA(3)	$8,055	$9,002	$23,897	$45,901
Distributable Cash Flow(3)	$5,391	$6,242	$12,143	$34,417

(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.

(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net loss to Adjusted EBITDA and Distributable Cash Flow included in this press release.

FOURTH QUARTER 2017 RESULTS

Production - Production for the fourth quarter of 2017 was 309 MBoe, or 3,359 Boe/d. On a daily basis, this represented a 4.0% decrease sequentially and a 12.5% decrease year-over-year. The sequential decrease was primarily related to lower production in our Southern Oklahoma properties and the sale of these properties on December 22, 2017. Year-over-year, lower production was also impacted by steeper than expected declines in certain Permian properties and the 2016 Hugoton divestiture, partially offset by the Wheatland acquisition on June 1, 2017.

Price Realizations - Oil and natural gas sales were $15.7 million in the fourth quarter of 2017, or $50.71/Boe. On a per Boe basis, this represented a 16.9% increase sequentially and a 14.4% increase year-over-year. Cash settlements paid for matured derivatives, inclusive of net premiums, were $1.0 million in the fourth quarter of 2017, or $3.15/Boe. Cash settlements paid for matured derivatives, inclusive of net premiums, were $3.15/Boe in the third quarter of 2017. Cash settlements received from matured derivatives, inclusive of net premiums were $2.18/Boe in the fourth quarter of 2016. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $47.56/Boe in the fourth quarter of 2017, $40.22/Boe in the third quarter of 2017, and $46.49/Boe in the fourth quarter of 2016.

Lease Operating Expenses- LOE was $4.9 million in the fourth quarter of 2017, representing a 19.7% decrease from the third quarter of 2017 and a decrease of 4.3% from the fourth quarter of 2016. The sequential decrease in aggregate LOE is primarily due to lower than anticipated ad valorem taxes. On a per Boe basis, LOE in the fourth quarter of 2017 of $15.92/Boe decreased 16.3% sequentially and increased 9.3% year-over-year due to lower production.

Production Taxes - Production taxes in the fourth quarter of 2017 were $1.0 million, or $3.09/Boe, reflecting an effective tax rate of 6.1%. Production taxes in the third quarter of 2017 were $0.9 million, or $2.66/Boe, for an effective tax rate of 6.1%. Production taxes in the fourth quarter of 2016 were $0.8 million, or $2.31/Boe, reflecting an effective tax rate of 5.2%.  The increase in effective tax rate, compared to the fourth quarter of 2016, was primarily due to the elimination of the Oklahoma Enhanced Oil Recovery tax credit in July 2017.

Impairment Expense – For the fourth quarter of 2017, we recorded approximately $2.5 million of non-cash impairment expense. For the third quarter of 2017, we recorded approximately $4.9 million of non-cash impairment expense. Impairment expense for the fourth quarter 2017 was related to two Permian projects, and impairment related to a portion of our oil and natural gas properties located in Nolan Country, Texas, deemed to meet held-for-sale accounting criteria as of December 31, 2017. There was no impairment expense recorded for the fourth quarter 2016.

Depreciation, Depletion and Amortization Expenses (“DD&A”) - DD&A for the fourth quarter of 2017 was $3.9 million, or $12.50/Boe. On a per Boe basis, DD&A decreased 7.5% from the third quarter of 2017 and 20.1% from the fourth quarter of 2016. The sequential and year-over-year decrease in DD&A per Boe was largely due to increased reserves, reduced asset carrying values due to impairment in 2017 and decreased production volumes, partially offset by the net impact of the acquisitions and divestitures.

General and Administrative Expenses (“G&A”) - G&A in the fourth quarter of 2017 was $1.2 million, or $3.99/Boe and was essentially flat from the third quarter of 2017 which was $1.2 million, or $3.69/Boe. G&A for the fourth quarter of 2016 was $1.6 million, or $4.56/Boe. The decrease year-over-year was primarily due to lower salaries expenses resulting from a reduced headcount in 2017.

Net Interest Expense - Net interest expense for the fourth quarter of 2017 was $1.9 million compared to $1.6 million in the third quarter of 2017 and $1.5 million in the fourth quarter of 2016. The average effective interest rate increased sequentially and year-over-year primarily due to an increase in the underlying market rate.

Net Loss- For the fourth quarter of 2017, Mid-Con Energy reported a net loss of $8.7 million. Net loss per limited partner unit was $0.30 (basic and diluted) based on the weighted average limited partner units outstanding during the period of 30.1 million (basic and diluted). Net loss for the third quarter of 2017 was $7.9 million, or $0.29 (basic and diluted) per limited partner unit, based on a weighted average of 30.0 million (basic and diluted) limited partner units outstanding during the period. Net loss for the fourth quarter of 2016 was $3.3 million, or $0.14 per limited partner unit (basic and diluted), based on a weighted average of 29.9 million limited partner units outstanding during the period. The negative sequential variance was primarily attributable to loss on sales of oil and natural gas properties and impairment. The negative variance year-over-year was primarily attributable to the loss on sales of oil and natural gas properties, a greater loss on derivatives, and lower production, partially offset by higher WTI prices and decreased total operating costs and impairment.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2017 was $8.1 million, or $26.07/Boe. Adjusted EBITDA was $12.11/Boe in the third quarter of 2017 and $25.50/Boe in the fourth quarter of 2016. The sequential increase in Adjusted EBITDA, in aggregate and per Boe, was primarily due to higher realized pricing, resulting from lower cash settlements from matured derivatives, including net premiums paid, and lower LOE, partially offset by lower production.  Year-over-year, the decrease in Adjusted EBITDA was primarily due to lower cash settlements for matured derivatives, inclusive of net premiums, and lower production partially offset by lower operating costs and higher WTI oil prices.

Distributable Cash Flow (“DCF”) - DCF, a non-GAAP measure, was $5.4 million for the fourth quarter of 2017 after subtracting $1.5 million in cash interest expense, $0.7 million in estimated maintenance capital expenditures, and $0.5 million in distributions to preferred unitholders from Adjusted EBITDA.

YEAR END 2017 ESTIMATED NET PROVED RESERVES

Mid-Con Energy’s year end 2017 estimated net proved reserves were 19.6 MMBoe, representing a 1.7% increase compared to year end 2016 estimated net proved reserves of 19.2 MMBoe. Reserves at year end 2017 were categorized as approximately 95% oil and approximately 73% proved developed, both on a per Boe basis.

At December 31, 2017, the standardized measure of the Partnership’s estimated net proved reserves was $207.2 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given Mid-Con Energy’s status as a limited partnership, the calculation of standardized measure does not include any provision for federal income tax expense.

The following table shows estimated proved reserves as of December 31, 2017, as prepared by the Partnership’s internal reserve engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

Core Area	Oil (Mbbl)	Gas (MMcf)	Total(1) (Mboe)	% Total	% Oil	% Proved Developed
Oklahoma	11,759	2,752	12,218	62%	96%	78%
Texas	6,751	3,530	7,339	38%	92%	65%
Total	18,510	6,282	19,557	100%	95%	73%

(1) Reserve volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

LIQUIDITY AND BORROWING BASE SUMMARY

On January 31, 2018, the Partnership’s borrowing base was increased to $125.0 million and the maturity was extended by two years to November 2020 as part of Amendment 12 of the revolving credit agreement. The next borrowing base redetermination will be in or around April 2018.

At February 28, 2018, the Partnership’s total liquidity of $35.8 million, consisted of $1.0 million of cash and $34.8 million of available borrowings under its revolving credit facility.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership’s exposure to short-term fluctuations in oil prices. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of February 28, 2018, the following table reflects volumes of Mid-Con Energy’s production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20
WTI Collar Volume (Bbl/d)	1,500	1,484	1,141	1,141	—	—	—	—	—	—	—
Call Strike Price ($/Bbl)	$57.39	$57.91	$52.42	$53.13	$—	$—	$—	$—	$—	$—	$—
Put Strike Price ($/Bbl)	$45.00	$45.00	$43.57	$43.57	$—	$—	$—	$—	$—	$—	$—

WTI Swap Volume (Bbl/d)	626	564	510	467	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Swap Price ($/Bbl)	$52.48	$51.60	$54.81	$54.19	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06

WTI Put Volume (Bbl/d)(1)	—	—	326	326	—	—	—	—	—	—	—
Put Strike Price ($/Bbl)(1)	$—	$—	$45.00	$45.00	$—	$—	$—	$—	$—	$—	$—
Total Hedged Volume (Bbl/d)	2,126	2,048	1,977	1,934	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Floor Strike Price ($/Bbl)	$47.20	$46.82	$46.70	$46.38	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06
% Hedged(2)	75%	72%	69%	68%	68%	63%	60%	58%	58%	56%	55%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).

(2) Estimated percent hedged based on the mid-point of annual 2018 Boe production guidance, multiplied by an approximate 95% oil weighting based on fourth quarter 2017 reported production volumes.

FISCAL YEAR 2018 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

Guidance as of 02/28/2018	FY 2018
Net production (Boe/d)(1)	2,800 - 3,200
Lease operating expenses per Boe	$17.50 - $19.50
Production taxes (% of total revenue)	6.00% - 6.50%
Estimated capital expenditures	12.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

FOURTH QUARTER AND FULL YEAR 2017 CONFERENCE CALL

As announced on February 23, 2018, Mid-Con Energy’s management will host a conference call on Thursday, March 1, 2018, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 7589168) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through March 8, 2018, by dialing 1-855-859-2056 (Conference ID: 7589168). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ANNUAL REPORT ON FORM 10-K

Our consolidated, audited financial statements and related footnotes will be available in our annual 2017 Form 10-K which will be filed on or about February 28, 2018.

UNITHOLDERS’ SCHEDULE K-1

Our unitholders’ Schedule K-1 for the tax year 2017 will be available for download on the Mid-Con Energy website during the week of March 5, 2018. Any questions related to Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma, Texas, and Wyoming. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheets

(in thousands, except per unit data)

(Unaudited)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$1,832	$2,359
Accounts receivable
Oil and natural gas sales	5,262	5,302
Other	103	233
Prepaid expenses and other	166	512
Assets held for sale, net	2,058	—
Total current assets	9,421	8,406
Property and equipment
Oil and natural gas properties, successful efforts method
Proved properties	335,796	441,479
Unproved properties	369	—
Other property and equipment	427	289
Accumulated depletion, depreciation, amortization and impairment	(129,101)	(176,551)
Total property and equipment, net	207,491	265,217
Other assets	2,451	2,663
Total assets	$219,363	$276,286
LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable
Trade	$593	$256
Related parties	1,631	3,431
Derivative financial instruments	4,252	5,314
Accrued liabilities	603	146
Liabilities related to assets held for sale	77	—
Total current liabilities	7,156	9,147
Derivative financial instruments	666	2,495
Long-term debt	99,000	122,000
Other long-term liabilities	70	93
Asset retirement obligations	10,249	11,331
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	20,534	19,570
Equity, per accompanying statements
General partner	(572)	(248)
Limited partners- 30,090,463 and 29,912,230 units issued and outstanding, respectively	82,260	111,898
Total equity	81,688	111,650
Total liabilities, convertible preferred units and equity	$219,363	$276,286

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Oil sales	$15,346	$15,208	$57,689	$54,773
Natural gas sales	323	434	1,240	1,325
Loss on derivatives, net	(4,861)	(4,238)	(1,945)	(12,202)
Total revenues	10,808	11,404	56,984	43,896
Operating costs and expenses
Lease operating expenses	4,919	5,141	21,614	22,692
Oil and natural gas production taxes	955	816	3,321	2,893
Impairment of proved oil and natural gas properties	2,224	-	24,746	895
Impairment of proved oil and natural gas properties held for sale	296	-	296	3,578
Depreciation, depletion and amortization	3,863	5,524	17,713	23,074
Accretion of discount on asset retirement obligations	134	134	520	577
General and administrative	1,234	1,609	5,719	6,890
Total operating costs and expenses	13,625	13,224	73,929	60,599
Loss on sales of oil and natural gas properties, net	(3,950)	(43)	(3,950)	(560)
Loss from operations	(6,767)	(1,863)	(20,895)	(17,263)
Other (expense) income
Interest income	3	3	11	12
Interest expense	(1,857)	(1,506)	(6,472)	(7,487)
Other (expense) income	(10)	55	60	(76)
Loss on settlements of assets retirement obligations	(24)	—	(37)	—
Total other expense	(1,888)	(1,448)	(6,438)	(7,551)
Net loss	(8,655)	(3,311)	(27,333)	(24,814)
Less: Distributions to preferred unitholders	788	809	3,063	1,249
Less: General partner's interest in net loss	(102)	(39)	(324)	(295)
Limited partners' interest in net loss	$(9,341)	$(4,081)	$(30,072)	$(25,768)
Limited partners' net loss per unit
Basic and diluted	$(0.30)	$(0.14)	$(0.99)	$(0.86)
Weighted average limited partner units outstanding
Limited partner units (basic and diluted)	30,091	29,912	30,002	29,834

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(27,333)	$(24,814)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	17,713	23,074
Debt issuance costs amortization	1,384	1,372
Accretion of discount on asset retirement obligations	520	577
Impairment of proved oil and natural gas properties	24,746	895
Impairment of proved oil and natural gas properties held for sale	296	3,578
Loss on settlements of asset retirement obligations	37	—
Cash paid for settlements of asset retirement obligations	(95)	—
Mark to market on derivatives
Loss on derivatives, net	1,945	12,202
Cash settlements (paid) received for matured derivatives	(369)	20,511
Cash settlements received for early terminations of derivatives, net	582	5,820
Cash premiums paid for derivatives, net	(5,048)	(5,161)
Loss on sales of oil and natural gas properties, net	3,950	560
Non-cash equity-based compensation	434	1,184
Changes in operating assets and liabilities
Accounts receivable	40	(751)
Other receivables	150	4,935
Prepaid expenses and other	(655)	(39)
Accounts payable - trade and accrued liabilities	427	69
Accounts payable - related parties	(1,478)	(76)
Net cash provided by operating activities	17,246	43,936
Cash Flows from Investing Activities
Acquisitions of oil and natural gas properties	(5,034)	(18,722)
Additions to oil and natural gas properties	(9,947)	(7,223)
Additions to other property and equipment	(137)	(165)
Proceeds from sales of oil and natural gas properties	22,115	17,635
Net cash provided by (used in) investing activities	6,997	(8,475)
Cash Flows from Financing Activities
Proceeds from line of credit	6,000	—
Payments on line of credit	(29,000)	(58,000)
Offering costs	(99)	(16)
Debt issuance costs	(171)	(68)
Proceeds from sale of Class A convertible preferred units, net of offering costs	—	24,646
Distributions to Class A convertible preferred units	(1,500)	(279)
Net cash used in financing activities	(24,770)	(33,717)
Net (decrease) increase in cash and cash equivalents	(527)	1,744
Beginning cash and cash equivalents	2,359	615
Ending cash and cash equivalents	$1,832	$2,359

(in thousands)

(Unaudited)

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow,” each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus (minus):

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives, net;
•	Cash settlements received for early terminations of derivatives, net;
•	Cash premiums received (paid) for derivatives, net;
•	Cash premiums received (paid) at inception of derivatives, net;
•	Impairment of proved oil and natural gas properties;
•	Non-cash equity-based compensation; and
•	(Gain) loss on sales of oil and natural gas properties, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;
•	Estimated maintenance capital expenditures;
•	Other non-operating cash (income) expense; and
•	Distributions to preferred unitholders.

Mid-Con Energy Partners, LP and subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss	$(8,655)	$(3,311)	$(27,333)	$(24,814)
Interest expense, net	1,854	1,502	6,461	7,475
Depreciation, depletion and amortization	3,863	5,524	17,713	23,074
Accretion of discount on asset retirement obligations	134	134	520	577
Impairment of proved oil & natural gas properties	2,224	—	24,746	895
Impairment of proved oil & natural gas properties held for sale	296	—	296	3,578
Loss on derivatives, net	4,861	4,238	1,945	12,202
Cash settlements (paid) received for matured derivatives, net	(893)	2,044	(369)	20,511
Cash settlements received for early terminations of derivatives, net	435	—	582	5,820
Cash premiums paid for derivatives, net	(39)	(1,274)	(5,048)	(5,040)
Cash premiums paid at inception of derivatives, net	—	(121)	—	(121)
Non-cash equity-based compensation	25	223	434	1,184
Loss on sales of oil and natural gas properties	3,950	43	3,950	560
Adjusted EBITDA	8,055	9,002	23,897	45,901
Less:
Cash interest expense	1,475	1,135	5,041	6,198
Estimated maintenance capital expenditures	689	1,123	4,713	4,473
Distributions to preferred unitholders	500	502	2,000	779
Other income	—	—	—	34
Distributable Cash Flow	$5,391	$6,242	$12,143	$34,417

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575